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                                                                    Exhibit 99.2

          FOR MORE INFORMATION, CONTACT:

          AT THE COMPANY                       AT FRB/WEBER SHANDWICK
          --------------                       ----------------------
          Daniel J. Kelly                      Kerry Thalheim   Susan Garland
          Exec. VP & CFO                       (General Info)   (Analyst Info)
          (919) 372-3000                       (212) 445-8437   (212) 445-8458

                      Konover Property Trust Announces the
                        Sale of Mt. Pleasant Towne Centre

          RALEIGH, NC (May 16, 2002) - Konover Property Trust, Inc. (NYSE: KPT), a fully integrated shopping center real estate investment trust, today announced that it has sold its Mt. Pleasant Towne Centre, a 426,500 square-foot shopping center located in Mt. Pleasant, South Carolina, for approximately $55.3 million to DRA Advisors, Inc. ("DRA"), a registered investment advisory firm headquartered in New York City. As part of the sale Konover will receive approximately $9 million of net cash proceeds and DRA will assume $46 million in mortgage debt. Under the terms of the agreement, Konover will continue to provide management, leasing and marketing services to the shopping center.

          Commenting on the transaction, J. Michael Maloney, President and Chief Executive Officer of Konover Property Trust, stated "Mount Pleasant is an outstanding property, but we had too much of our capital (approximately 14%) concentrated in this one asset. Accordingly, it is our belief that as we evaluate our strategic alternatives, monetizing our capital investment in this asset would most benefit our shareholders. At the same time, through the management and leasing contract, we have the opportunity to develop a relationship with DRA, a major capital source for retail real estate, and stay engaged in this vibrant community."

          Headquartered in Raleigh, North Carolina, Konover Property Trust, Inc. is a self-administered real estate investment trust (REIT) engaged in the management, leasing, marketing, development and acquisition of community and neighborhood shopping centers. The Company currently owns, directly or through joint ventures, 37 community shopping centers and one outlet shopping center in seven states totaling approximately 5.2 million square feet. For a complete listing of centers, stores and other information on Konover Property Trust, Inc., visit the Company's web site at www.konovertrust.com.

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          This press release contains forward-looking statements, which are distinguished by the use of the words "will", "expect" and words of similar import. A number of uncertainties and factors beyond the Company's control could cause these predictions to be inaccurate. For example, if the prices offered to purchase properties held for sale were consistently inadequate, the Company could reduce its efforts to dispose of these properties. Other factors that could affect the accuracy of our forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2001 and our subsequent reports filed with the Securities & Exchange Commission.

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                 For more information on Konover Property Trust
         visit Konover Property Trust's web site at www.konovertrust.com